Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS SECOND QUARTER 2017 RESULTS

BOSTON, August 14, 2017 – Plymouth Industrial REIT, Inc. (NYSE America: PLYM) (the “Company”) today announced its consolidated financial results for the quarter ended June 30, 2017 and other recent developments. A comparison of the reported amounts per share for the second quarter of 2017 to prior-year periods has been affected by an increase in the common stock outstanding resulting from the completion of, and the use of proceeds from, the Company’s initial public offering (the “IPO") in June 2017, as discussed below.

Highlights

•	Completed the sale of 3,060,000 shares of common stock in its IPO in June 2017, including the exercise of the underwriters’ over-allotment option, for gross proceeds of $58.1 million.
•	Subsequent to the second quarter of 2017, closed on and signed definitive agreements to acquire 17 buildings totaling 1.6 million square feet for total consideration of $54.4 million in four separate transactions.
•	Closed on a new, three-year $35 million secured revolving credit facility with KeyBank to fund additional growth investments.
•	Reported results for the second quarter of 2017 attributable to common stockholders of net loss of $(1.26) per weighted average common share; Funds from Operations (“FFO”) of $(0.63) per weighted average common share; and Adjusted FFO (“AFFO”) of $(0.67) per weighted average common share.
•	Declared a regular quarterly cash dividend of $0.375 (pro-rated to $0.065 per share) for the period June 14 to June 30, 2017.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “The strength of Plymouth’s investment strategy and the significant opportunity to acquire one-off and smaller industrial portfolios at attractive pricing in our target markets has been on clear display since our June IPO. In a few short weeks, we have closed on or agreed to completed acquisitions that are expected to add approximately $5.1 million in annualized rent to the portfolio that should begin to have an impact on our financial results beginning in the third quarter and with full effect in the fourth quarter and 2018. The portfolio remains well-occupied, and we are focused on new leasing and upcoming renewals that can capture additional rental growth and drive NOI.

“With proceeds from our IPO and the new credit facility with KeyBank closed this month, we have secured capital to execute on our initial growth opportunities. We have a robust pipeline of new investments in both new and existing markets. The increased borrowing capacity on the credit facility and use of our Operating Partnership units offer other avenues to fund these new opportunities.”

Financial Results for the Second Quarter of 2017

The completion of the IPO on June 14, 2017 provided the Company with a meaningfully different capital structure compared to the prior-year period. The Company believes the use of IPO proceeds and related higher share count, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net loss attributable to common stockholders for the quarter ended June 30, 2017 was $1.2 million, or $(1.26) per weighted average common share outstanding, compared with a net loss attributable to common stockholders of $11.2 million, or $(33.61) per weighted average common share, for the same period in 2016.

Consolidated total revenues for the quarter ended June 30, 2017 were $5.0 million, compared with $4.8 million for the same period in 2016.

Net operating income (NOI) for the quarter ended June 30, 2017, was $3.5 million compared with NOI of $3.4 million for the same period in 2016.

EBITDA for the quarter ended June 30, 2017, was $2.2 million compared with $2.6 million for the same period in 2016, primarily as a result of general and administrative expense incurred for professional services related to the IPO transactions.

FFO for the quarter ended June 30, 2017 was $(0.6) million, or $(0.63) per weighted average common share, compared with $(8.2) million, or $(8.84) per weighted average common share, for the same period in 2016. FFO was positively impacted by the reduction in interest expense of $7.8 million.

AFFO for the quarter ended June 30, 2017 was $(0.6) million, or $(0.67) per weighted average common share, compared with $(8.3) million, or $(8.99) per diluted share, for the same period in 2016, primarily as a result of the reduction in Interest expense.

Investment Activity

As of June 30, 2017, the Company had gross real estate investments totaling approximately $139.3 million, which was comprised of 20 industrial buildings totaling 4.0 million square feet with occupancy of 98.4%. The following summarizes the Company’s recent investment activity subsequent to the second quarter of 2017:

•	On July 20, 2017, the Company completed the acquisition of a six-property portfolio of Class A and Class B industrial buildings totaling 667,000 square feet in South Bend, Indiana for $26.0 million in cash at an initial yield of 9.2%.
•	On July 24, 2017, the Company signed a definitive agreement to acquire the 235,066-square-foot, eight-property Airport Business Park in Memphis for $7.8 million in cash at an initial yield of 10.5% and a 121,440-square-foot warehouse in Columbus, Ohio for $3.7 million in cash at an initial yield of 8.2%. The acquisitions are expected to be completed within 30 days, subject to customary closing conditions.
•	On August 11, 2017, the Company completed the acquisition of two Class B industrial properties totaling 606,871 square feet in Indianapolis, Indiana for total consideration of $16.875 million, including $8.8 million in cash and the issuance of 425,150 units of Plymouth’s Operating Partnership valued at $19.00 per share. The properties are expected to generate an initial yield of 8.5%.

Financing Activity

On August 11, 2017, the Company closed on a $35.0 million senior secured revolving credit facility with KeyBank National Association. The new facility matures in August 2020 and has one 12-month extension option. The credit facility, which has an accordion feature that allows total borrowing capacity under the facility to be increased up to $75 million, bears interest at LIBOR plus a margin between 250 and 350 basis points, depending on the Company’s leverage.

Initial Public Offering

On June 14, 2017, the Company completed the IPO in which it issued 2,900,000 shares, and on July 12, 2017, issued an additional 160,000 shares pursuant to the underwriters’ exercise of their over-allotment option. The Company used a portion of the net proceeds from the IPO to redeem a non-controlling interest held by Torchlight for $25.0 million, consisting of $20.0 million in cash along with common stock of $5.0 million, or 263,158 shares at $19.00 per share.

Quarterly Distributions to Common Stockholders

On June 26, 2017, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.375 per diluted share for the second quarter of 2017. The dividend was pro-rated to $0.065 per diluted share to reflect the period commencing on June 14, 2017, the IPO completion date, and ending on June 30, 2017. This pro-rated dividend was payable on July 31, 2017, to stockholders of record on July 7, 2017.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 10:00 a.m. Eastern Time. The number to call for this interactive teleconference is (412) 902-6510. A replay of the call will be available through August 21, 2017 by dialing (412) 317-0088 and entering the replay access code, 10110946.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth is a full service real estate investment company structured as a vertically integrated, self-administered and self-managed real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses and light industrial properties, primarily located in secondary and select primary markets across the United States. The company seeks to acquire properties that provide current operating income with the opportunity to enhance shareholder value through property re-positioning, capital improvements and restructuring tenant leases.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2017	2016
Assets
Real estate properties	$139,326	$139,086
Less Accumulated Depreciation	(19,816)	(16,027)
Real estate properties, net	119,510	123,059

Cash	28,981	941
Restricted cash	687	6,353
Cash held in escrow	3,221	2,907
Deferred lease intangibles, net	8,680	10,533
Other assets	2,733	1,953
Total assets	$163,812	$145,746

Liabilities and Equity (Deficit)
Liabilities:
Senior secured debt, net	116,402	116,053
Mezzanine debt to investor, net	29,319	29,262
Deferred interest	200	207
Accounts payable, accrued expenses and other liabilities	5,363	5,352
Deferred lease intangibles, net	1,150	1,405
Redeemable preferred member interest in subsidiary	—	31,043
Total	152,434	183,322

Equity (Deficit):
Plymouth Industrial REIT, Inc. Stockholders' Equity (Deficit):
Preferred stock, $0.01 par value; 100,000,000 shares authorized; none issued and outstanding.
Common stock, $0.01 par value; 900,000,000 shares authorized; 3,652,886 and 331,965 shares issued and outstanding at June 30, 2017 and December 31, 2016	37	3
Additional paid in capital	123,448	12,477
Accumulated deficit	(112,107)	(110,506)
Total Plymouth Industrial REIT, Inc. stockholders' equity (deficit)	11,378	(98,026)
Non-controlling interest	—	60,450
Total equity (deficit)	11,378	(37,576)
Total liabilities and equity (deficit)	$163,812	$145,746

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Six Months		For the Quarter
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016

Rental revenue	$9,964	$9,680	$5,026	$4,873
Other income	1	5	1	(26)
Total revenues	9,965	9,685	5,027	4,847

Operating expenses:
Property	2,925	2,868	1,517	1,447
Depreciation and amortization	5,557	5,911	2,785	2,883
General and administrative	1,933	1,721	1,209	819
Acquisition costs	82	33	82	14
Total operating expenses	10,497	10,533	5,593	5,163

Operating loss	(532)	(848)	(566)	(316)

Other expense:
Interest expense	(5,743)	(24,627)	(2,802)	(10,842)
Total other expense	(5,743)	(24,627)	(2,802)	(10,842)

Net loss	$(6,275)	$(25,475)	$(3,368)	$(11,158)

Net loss attributable to non-controlling interest	$(4,674)	$—	$(2,209)	$—

Net loss attributable to Plymouth Industrial REIT, Inc.	$(1,601)	$(25,475)	$(1,159)	$(11,158)

Net loss per share attributable to Plymouth Industrial REIT, Inc. common stockholders	$(2.55)	$(76.74)	$(1.26)	$(33.61)

Weighted-average common shares outstanding basic and diluted	629,057	331,965	922,885	331,965

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except share and per share amounts)

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
NOI:	2017	2016	2017	2016
Net loss	$(3,368)	$(11,158)	$(6,275)	$(25,475)
General and administrative	1,209	819	1,933	1,721
Acquisition expense	82	14	82	33
Interest expense	2,802	10,842	5,743	24,627
Depreciation and amortization	2,785	2,883	5,557	5,911
Other expense (income)	(1)	26	(1)	(5)
NOI	$3,509	$3,426	$7,039	$6,812

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
EBITDA:	2017	2016	2017	2016
Net loss	$(3,368)	$(11,158)	$(6,275)	$(25,475)
Depreciation and amortization	2,785	2,883	5,557	5,911
Interest expense	2,802	10,842	5,743	24,627
EBITDA	$2,219	$2,567	$5,025	$5,063

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
FFO:	2017	2016	2017	2016
Net loss	$(3,368)	$(11,158)	$(6,275)	$(25,475)
Depreciation and amortization	2,785	2,883	5,557	5,911
Gain on disposition of equity investment	—	(3)	—	(3)
Adjustment for unconsolidated joint ventures	—	124	—	241
FFO	$(583)	$(8,154)	$(718)	$(19,326)

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
AFFO:	2017	2016	2017	2016
FFO	$(583)	$(8,154)	$(718)	$(19,326)
Amortization of above or accretion of below market lease rents	(83)	(88)	(166)	(178)
Acquisition costs	82	14	82	33
Distributions	—	11	—	61
Straight line rent	(32)	(82)	(76)	(158)
AFFO	$(616)	$(8,299)	$(878)	$(19,568)